EXHIBIT D


                 SECTION 8.04(a) OF THE PARTNERSHIP AGREEMENT OF
                   WELSH, CARSON, ANDERSON & STOWE VIII, L.P.


               (a) The General Partner, members of the Board of Advisors, Principals of the General Partner, GP Affiliates and employees of WCA Management Corporation may, subject to any fiduciary duty any such persons may have, invest their own funds in Securities of portfolio companies of the Partnership on terms no better than those obtained, or which could be obtained, by the Partnerhsip at the time of the investment, provided, however, that, except in the case of members of the Board of Advisors, such investments shall be made solely in the manner set forth in paragraph (b) below. The following procedures shall govern sales by the General Partner, members of the Board of Advisors, Principals of the General Partner, GP Affiliates and employees of WCA Management Corporation of Securities of portfolio companies of the Partnership acquired by them (including without limitation Securities issued upon conversion thereof or in exchange therefor), whether in accordance with paragraph (b) below, by distribution from the Partnership or otherwise.

          (i) no such Securities shall be sold until at least 25% of the maximum amount of Securities of such portfolio company held by the Partnership have either been sold, distributed or otherwise disposed of by the Partnership, and thereafter, any such Securities which shall have been acquired by such person other than by distribution from the Partnership or another partnership under common control with the Partnership shall not be sold in an amount which exceeds, as a percentage of such Securities originally held by such Person, the percentage of the maximum amount of such Securities held by the Partnership that shall, at the time, have been sold, distributed or otherwise disposed of by the Partnership; and

          (ii) if any Securities of such portfolio company held by the Partnership are sold, whether pursuant to an effective registration statement filed under the Securities Act of 1933 or otherwise, and the General Partner, members of the Board of Advisors, Principals of the General Partner, GP Affiliates or employees of WCA Management Corporation are able to participate in such transaction, the Partnership shall have a prior right of sale (on terms no less favorable to the Partnership than those on which such othe persons so participate) with respect to alL the Securities held by it which it desires to sell (it being understood that, if nonpublic sales or other dispositions of any such Securities are effected by such other person on a basis permitted by (i) above (other than in a transaction in which the Partnership particpates as therein contemplated), at a time when the Partnership still holds the same Securities, the terms shall be no more favorable to such other person than those available to the Partnership at the time).